Exhibit 99.1

Magma to Acquire Mojave

Magma’s DFM-aware IC implementation flow will combine with Mojave technology to provide comprehensive approach for designing manufacturable ICs

SANTA CLARA, Calif., February 24, 2004 – Magma Design Automation Inc. (Nasdaq: LAVA), a provider of chip design solutions, today announced the signing of a definitive agreement for the acquisition by merger of Mojave, Inc., a developer of advanced technology for integrated circuit manufacturability and verification. The addition of Mojave’s technology to Magma’s IC implementation technology will result in a new approach to improving chip manufacturability.

“Design for manufacturing, or DFM, issues will continue to gain importance as designs shrink toward 65-nanometer and smaller geometries,” said Rajeev Madhavan, Magma’s chairman and chief executive officer. “Mojave’s solutions, along with enhancements to Magma’s physical design solution for manufacturability, will provide a comprehensive solution for IC implementation and verification, so chips can be manufactured with higher yields. This will enable our customers to reduce design, verification and manufacturing costs as they create smaller, faster and more power-efficient chips.”

The combination of these two companies’ technologies contrasts with the way DFM has traditionally been approached, as a standalone function conducted after a chip goes through physical design. “We believe that performing DFM analysis and correction concurrently with implementation leads to a better quality design, which in turn leads to improved manufacturability,” Madhavan said. “Just as Magma recognized that designing chips at nanometer geometries would require an integrated approach to IC design, Mojave started with a philosophy that improved IC manufacturability stems from making DFM part of the implementation and verification processes. Putting the Mojave technology together with Magma’s DFM-aware flow puts us in a unique position to change the game by ensuring that a design is manufacturable, and that its manufacturability can be verified during the design process. We believe the combination of these technologies will enable Magma to address additional markets estimated to exceed $500 million in annual revenue based on current data. It would be an understatement to say that we’re thrilled to be gaining this technology – and, more importantly, these technologists.”

Among those technologists are Mojave co-founders Vivek Raghavan, John Lee and Murat Alaybeyi, EDA veterans who have developed design software products that went on to become standards within the industry. “We decided that aligning with Magma would be the best way to maximize the impact our technology could have on the IC industry,” said Raghavan, Mojave’s CEO. “The Magma flow is well established and viewed as industry-leading technology. Combining Mojave’s technology with Magma’s will provide a superior approach to designing chips faster and ensuring they can be manufactured.”

The acquisition will be effected by means of a merger in which Mojave shareholders will receive initial consideration of $25 million. Provided certain technology milestones are achieved, Magma will also make periodic payments of contingent consideration, potentially totaling $115 million, based on product orders over a period ending March 31, 2009. All consideration will be payable half in stock and half in cash. The boards of directors of both companies have approved the transaction. Completion of the acquisition is subject to specified conditions, including the approval of a majority of Mojave shareholders, compliance with securities laws requirements and other customary conditions. The transaction is expected to close during the second calendar quarter of 2004, the first quarter of Magma’s 2005 fiscal year.

Conference Call

Magma will discuss this transaction during a live webcast and conference call Wednesday, February 25, 2004 at 5:30 a.m. PST (8:30 a.m. EST). To listen live via webcast, visit the “Investor Relations” section of Magma’s website at http://investor.magma-da.com/medialist.cfm. To listen live via telephone, call either of the numbers below:

•	U.S. & Canada: (800) 374-0247, conference ID #5786364

•	Elsewhere: (706) 634-2358, conference ID #5786364

Following completion of the call, a webcast replay of the call will be available at http://investor.magma-da.com/medialist.cfm through March 3, 2004. Those without Internet access may listen to a replay of the call by telephone through March 3, 2004 by calling either of the numbers below:

•	U.S. & Canada: (800) 642-1687, conference ID #5786364

•	Elsewhere: (706) 645-9291, conference ID #5786364

About Magma Design Automation

Magma provides leading software for designing highly complex integrated circuits while maximizing Quality of Results with respect to area, timing and power, and at the same time reducing overall design cycles and costs. Magma provides a complete RTL-to-GDSII design flow that includes prototyping, synthesis, place & route, and signal and power integrity chip design capabilities in a single executable, offering “The Fastest Path from RTL to Silicon”™. Magma’s software also includes products for advanced physical synthesis and architecture development tools for programmable logic devices (PLDs); capacitance extraction; and characterization and modeling. The company’s stock trades on Nasdaq under the ticker symbol LAVA. Visit Magma Design Automation on the Web at www.magma-da.com.

Magma is a registered trademark and “The Fastest Path from RTL to Silicon” is a trademark of Magma Design Automation Inc. All other product and company names are trademarks and registered trademarks of their respective companies.

FORWARD-LOOKING STATEMENTS:

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. For example, statements in the quotations from Magma and Mojave executives, and statements about the expected benefits of this transaction, are forward-looking statements. These and other forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from Magma’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks that: the integration of the acquired business and personnel into Magma’s operations may take longer or be less effective than we anticipate; Magma might be unable to achieve planned synergies; development of new products may not proceed as planned or there may be difficulties integrating acquired and licensed technology; the introduction of new products or services by competitors could delay or reduce sales; the high degree of competition in our industry could intensify further and increase pricing pressure; sales of our products and services could be lower than expected as a result of weakness in the semiconductor or electronic systems industries, economic recession or terrorism; and we may encounter unexpected difficulties in managing our expanding operations. These and other risks are described from time to time in Magma’s Securities and Exchange Commission reports (including but not limited to Magma’s annual report on Form 10-K for the fiscal year ended March 31, 2003, Magma’s quarterly report on Form 10-Q for the quarter ended December 31, 2003, and in subsequently filed reports), which are available at www.sec.gov. Magma undertakes no obligation to update these forward-looking or other statements in this release.